UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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Willis Group Holdings Limited
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WILLIS GROUP HOLDINGS LIMITED

Notice of 2007 Annual General Meeting

of Shareholders and Proxy Statement

March 16, 2007

To: Shareholders of the Company

Dear Shareholder

You are cordially invited to attend our Annual General Meeting of Shareholders at 9:00 a.m. on Wednesday, April 25, 2007 in St. John’s University, Manhattan Campus, 101 Murray Street, New York, NY 10007.

In addition to the matters described in the attached proxy statement, you will have an opportunity to ask questions and to meet your Directors and Executive Officers.

Your representation and vote are important and your shares should be voted whether or not you plan to come to the Annual General Meeting. Please complete, sign, date and return the enclosed proxy card promptly.

I look forward to seeing you at the meeting.

Yours sincerely

Joseph J. Plumeri
Chairman and Chief Executive Officer

Willis Group Holdings Limited
Canon’s Court
22 Victoria Street
Hamilton HM 12
Bermuda.

WILLIS GROUP HOLDINGS LIMITED
NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS
AND
PROXY STATEMENT

Time:

9:00 a.m. New York Time.

Date:

April 25, 2007.

Place:

St. John’s University
Manhattan Campus
101 Murray Street
New York
NY 10007.

Purpose:

1.               Election of Directors.

2.               Reappointment of Deloitte & Touche LLP as auditors until the close of the next Annual General Meeting of Shareholders and authorization of the Board of Directors acting through the Audit Committee to fix the auditors’ remuneration.

The Directors will present, during the meeting, the Company’s audited consolidated financial statements for the financial year ended December 31, 2006.

Only shareholders of record on March 9, 2007 may vote at the meeting. This statement is being mailed to shareholders on or about March 16, 2007 with a copy of the Company’s 2006 Annual Report, which includes financial statements for the year ended December 31, 2006.

Your vote is important. Whether you own one share or many, your prompt cooperation in voting your proxy is greatly appreciated. Please follow the instructions on the proxy card you receive. The proxy card should be returned in accordance with the instructions thereon to ensure that your shares are represented at the meeting.

Michael P. Chitty
Secretary
March 16, 2007.

Willis Group Holdings Limited
Canon’s Court
22 Victoria Street
Hamilton HM 12
Bermuda.

GENERAL INFORMATION

Who may vote

Holders of our common shares, as recorded in our share register on March 9, 2007, may vote at the meeting. As of March 1, 2007, the latest practicable date, there were 153,215,133 shares of common stock outstanding and entitled to one vote per share. A list of shareholders will be available for inspection for at least ten days prior to the meeting at our offices at 7 Hanover Square, New York, New York.

How to vote

You may vote in person at the meeting or by proxy. We recommend that you vote by proxy even if you expect to attend the meeting. You will be able to change your vote at the meeting.

Please refer to your proxy card or the information forwarded by your bank, broker or other holder of record to see how you should complete your proxy card and deliver it to the Company.

How proxies work

The Company’s Board of Directors is asking for your proxy. Giving us your proxy means you authorize us to vote your shares at the meeting, or at any adjournment thereof, in the manner you direct. You may vote for or against the proposals or abstain from voting. You may also vote for all, some, or none of the Directors seeking election.

If you sign and return the enclosed proxy card but do not specify how to vote, we will vote your shares in favor of all items herein to be voted on.

As of the date hereof, we do not know of any other business that will be presented at the meeting. If other business shall properly come before the meeting or any adjournment or postponement thereof, the person or persons named in the proxy will vote according to their best judgment.

Solicitation

In addition to this mailing, our employees may solicit proxies personally, electronically or by telephone. We pay the costs of soliciting this proxy. We also reimburse brokers and other nominees for their expenses in sending these materials to you and getting your voting instructions.

Revoking a proxy

You may revoke your proxy before it is voted by submitting a new proxy with a later date; by voting in person at the meeting; or by notifying the Company’s Corporate Secretary.

Quorum

In order to carry on the business of the meeting, we must have a quorum. Under our bye-laws, shareholders representing at least 50% of our issued and outstanding shares of common stock present in person or by proxy and entitled to vote constitute a quorum.

Only shareholders, their proxy holders and the Company’s guests may attend the meeting. Verification of ownership may be required at the admissions desk. If your shares are held in the name of your broker, bank or other nominee, you must bring with you to the meeting an account statement or letter from the nominee indicating that you are the beneficial owner of the shares on March 9, 2007, the record date for voting.

Votes needed

All proposals to be acted on at the meeting require the affirmative vote of a simple majority of the votes cast at a meeting at which a quorum is present. Accordingly, abstentions and broker non-votes, though counted for the purposes of determining the quorum present for the transaction of business, will have the effect of not voting in favour of a proposal. A broker non-vote is a proxy submitted by a broker in which the broker fails to vote on behalf of a client on a particular matter for lack of instruction when such instruction is required by the New York Stock Exchange.

ITEM 1

ELECTION OF DIRECTORS

Under the Company’s bye-laws, Directors hold office only until the next following Annual General Meeting of Shareholders unless they are earlier removed or resign. All the Company’s Directors were elected or re-elected Directors at the Annual General Meeting held on April 26, 2006, except for Anna C. Catalano, who was appointed a Director on July 21, 2006. Mr. Paul M. Hazen resigned as a Director on October 25, 2006.

Mr. Perry Golkin, who has served as a Director since February 8, 2001, has informed the Company that he does not intend to seek re-election as a Director at the Annual General Meeting.

The Board has adopted Corporate Governance Guidelines which meet the listing standards adopted by the New York Stock Exchange (“NYSE”), including the requirement for a majority of the Company’s Board to be independent and for the Board’s Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee to be comprised solely of independent Directors.

The Board has determined that all the Directors shown below, other than Joseph J. Plumeri, are independent within the meaning of the Company’s Corporate Governance Guidelines and the NYSE listing standards. Also, the members of the Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee are all similarly independent. The Company’s Director Independence Standards, which form part of the Company’s Corporate Governance Guidelines, are attached to this proxy statement as Appendix A.

In February 2007, the Board reviewed its Corporate Governance Guidelines and Committee Charters and determined at that time that no amendments were required. The Guidelines and Committee Charters can be found on the Company’s website at www.willis.com in the Corporate Governance section. Copies are also available free of charge on request from the Company Secretary, Willis Group Holdings Limited, c/o Willis Group Limited, Ten Trinity Square, London EC3P 3AX.

The following Directors are seeking re-election at the Annual General Meeting. A simple majority of the Company’s shares of common stock present or represented and entitled to vote at the meeting is required to re-elect each Director.

Your Board recommends you vote FOR each of the following Directors proposed for re-election.

Gordon M. Bethune—Mr. Bethune, age 65, joined the Board on May 13, 2004. He is Managing Director of gb-1 Partners. Prior to retiring from Continental Airlines, Inc. in December 2004, he was Chairman and Chief Executive Officer of that company. He was appointed Chief Executive Officer in November 1994 and Chairman in September 1996. He joined Continental Airlines, Inc. in February 1994 as President and Chief Operating Officer. Prior to joining Continental he was with the Boeing Company from 1988 to 1994 where he held various positions including Vice President and General Manager of the Commercial Airplane Group Renton Division, Vice President and General Manager of the Customer Services Division

and Vice President of Airline Logistics Support. Mr. Bethune holds a Bachelor of Science degree from Abilene Christian University at Dallas and is a 1992 graduate of Harvard Business School’s Advanced Management Program. He is a licensed commercial pilot, type rated on Boeing 757 and 767 aircraft as well as the DC-3. He also is licensed as an airframe and power plant mechanic. Mr. Bethune serves on the Boards of Directors of Honeywell International, SPRINT Nextel Corporation and Prudential Financial, and is Chairman of the Board of Aloha Airlines Inc.

William W. Bradley—Senator William W. Bradley, age 63, joined the Board on September 18, 2002. He is a Managing Director of Allen & Company LLC. From 2001 to 2004 he acted as chief outside advisor to McKinsey & Company’s non-profit practice. Senator Bradley is also currently a director of Starbucks Corp. and Seagate Technology. He was a Senior Advisor and Vice Chairman of the International Council of JP Morgan & Co., Inc. from 1997 to 1999. During that time, he also worked as an essayist for CBS evening news, a visiting professor at Stanford University, Notre Dame University and the University of Maryland. Senator Bradley served in the U.S. Senate from 1979 to 1997 representing the state of New Jersey. In 2000, he was a candidate for the Democratic nomination for President of the United States. Prior to serving in the Senate, he was an Olympic gold medalist in 1964 and a professional basketball player with the New York Knicks from 1967 to 1977 during which time they won two NBA championships. Senator Bradley holds a BA degree in American History from Princeton University and an MA degree from Oxford University where he was a Rhodes Scholar. He has authored six books on American politics, culture and economy. Currently, Senator Bradley hosts American Voices, a weekly show on Sirius Satellite Radio that highlights the remarkable accomplishments of Americans both famous and unknown.

Joseph A. Califano Jr.—Mr. Califano, age 75, joined the Board on April 21, 2004. He has been Chairman of the Board and President of the National Center on Addiction and Substance Abuse at Columbia University in New York City since 1992. Mr. Califano has served as Adjunct Professor of Public Health at Columbia University’s Medical School and School of Public Health since 1992 and is a member of the Institute of Medicine of the National Academy of Sciences. Mr. Califano was senior partner of the Washington, D.C. office of the law firm Dewey Ballantine from 1983 to 1992. Mr. Califano served as the United States Secretary of Health, Education and Welfare from 1977 to 1979, and he served as President Lyndon B. Johnson’s Assistant for Domestic Affairs from 1965 to 1969. He is the author of eleven books and is a Director of Midway Games Inc. and CBS, Inc.

Anna C. Catalano—Ms. Catalano, age 47, joined the Board on July 21, 2006. From 2001 to 2003 she was Group Vice President, Marketing for BP p.l.c.. Prior to that she held various executive positions in BP and Amoco, including BP Group Vice President, Emerging Markets; Amoco’s Senior Vice President, Sales and Operations; and President, Amoco Orient Oil Company. In addition to frequently speaking on strategic marketing and global branding, Ms. Catalano is a forthright leader on the mentoring and the advancement of women in business and in recognition of her efforts she was recognized by Fortune Magazine in 2001 as being among “The Most Powerful Women in International Business”. She currently serves on the Boards of SSL International plc and Hercules Incorporated, and is also a director of the Gulf Coast Juvenile Diabetes Research Foundation. Ms. Catalano holds a BS degree in Business Administration from the University of Illinois, Champaign-Urbana.

Eric G. Friberg—Mr. Friberg, age 64, joined the Board on April 26, 2006. He is currently a Director Emeritus of McKinsey & Co. From 1969 to 2002 he was a Director of McKinsey, managing three separate offices and serving industrial and transportation clients in a variety of areas with significant bottom-line impact. He is Chairman of the Board of William & Mary’s Mason School of Business and the Spoleto Festival USA. He is also a director of High Museum of Art and Gibbes Museum of Art. Mr. Friberg holds a BA degree in Engineering and Applied Physics from Harvard College and an SM degree in Aeronautical and Astronautical Engineering from Massachusetts Institute of Technology.

Sir Roy Gardner—Sir Roy Gardner, age 61, joined the Board on April 26, 2006. He is a Chartered Accountant and currently Chairman of Compass Group PLC, a position he has held since July 1, 2006. Also, he has been a Senior Advisor to Credit Suisse since July 2006. Sir Roy joined the board of Compass Group PLC as senior non-executive director in October 2005. Prior to July 1, 2006 he was Chief Executive of Centrica plc, a position he held since 1997, prior to which he served as Finance Director of British Gas plc. He is a former Chairman of Manchester United plc, Managing Director of GEC-Marconi Ltd, Director of GEC plc and of Laporte. Sir Roy is President of Carers UK and Chairman of the Apprenticeship Ambassador Network.

The Rt. Hon. Sir Jeremy Hanley, KCMG—Sir Jeremy Hanley, age 61, joined the Board on April 26, 2006. He is a Chartered Accountant and a director of ITE Group plc, NYMEX Europe Limited, Langbar International Limited and, until August 2006, GTECH Holdings Corporation Inc., when he became a consultant to Lottomatica S.p.A.. He is also a Director of the Arab-British Chamber of Commerce and a member of the Advisory Board of Blue Hackle Limited. Sir Jeremy was a Member of Parliament for Richmond and Barnes from 1983 to 1997 and held a number of ministerial positions in the UK Government, including Under Secretary of State for Northern Ireland, Minister of State for the Armed Forces, Cabinet Minister without Portfolio whilst Chairman of the Conservative Party and Minister of State for Foreign & Commonwealth Affairs. He retired from politics in 1998.

Wendy E. Lane—Ms. Lane, age 55, joined the Board on April 21, 2004. She has been Chairman of Lane Holdings, Inc., an investment firm, since 1992. Prior to forming Lane Holdings, Inc., Ms. Lane was a Principal and Managing Director of Donaldson, Lufkin and Jenrette Securities Corporation, an investment banking firm, serving in these and other positions from 1981 to 1992. Ms. Lane is also a Director of Laboratory Corporation of America and of UPM-Kymmene Corporation. She is also a Trustee of the U.S. Ski and Snowboard Team Foundation. Ms. Lane holds a BA from Wellesley College and a MBA from Harvard Business School.

James F. McCann—Mr. McCann, age 55, joined the Board on April 21, 2004. Mr. McCann has served since 1976 as Chairman and Chief Executive Officer of 1-800-FLOWERS.COM, Inc. He also serves on the Board of Lottomatica S.p.A..

Joseph J. Plumeri—Mr. Plumeri, age 63, joined the Board on February 8, 2001. He is our Chairman and Chief Executive Officer. Prior to joining the Group, Mr. Plumeri spent 32 years as an executive with Citigroup Inc. and its predecessors, most recently overseeing the 450 North American retail branches of Citigroup’s Citibank unit. Before that, Mr. Plumeri served as Chairman and Chief Executive Officer of Citigroup’s Primerica Financial Services from 1995 to 1999. In 1994, Mr. Plumeri was appointed Vice Chairman of Citigroup’s predecessor, Travelers

Group Inc. In 1993 Mr. Plumeri became the President of a predecessor of Citigroup’s Salomon Smith Barney unit after overseeing the merger of Smith Barney and Shearson and serving as the President and Managing Partner of Shearson since 1990. He is also a board member of a number of organizations, including The Board of Visitors of the College of William & Mary and The National Center on Addiction and Substance Abuse at Columbia University.

Douglas B. Roberts—Mr. Roberts, age 59, joined the Board on February 13, 2003. He is the former Treasurer for the State of Michigan, a position held from April 2001 to December 2002 and from January 1991 to November 1998. From January 1999 to March 2001 he was Vice President of the Business Development and Best Practices at Lockheed Martin IMS. Prior to January 1991, Mr. Roberts worked in the Michigan Senate as Director, Senate Fiscal Agency from April 1988 to December 1990 and as Deputy Superintendent of Public Instruction for the Department of Education. Mr. Roberts holds a doctorate in Economics from Michigan State University. Currently, Mr. Roberts is the Director for the Institute for Public Policy and Social Research at Michigan State University.

Perry Golkin, who holds office until the Annual General Meeting on April 25, 2007, is not seeking re-election as a Director at the meeting.

Perry Golkin—Mr. Golkin, age 53, joined the Board on February 8, 2001. He has been a member of KKR & Co. L.L.C. since January 1, 1996. Mr. Golkin was a general partner of Kohlberg Kravis Roberts & Co. L.L.C. (“KKR”) from 1995 to January 1996. Prior to 1995, he was an executive of KKR. He is also a member of the board of directors of Bristol West Holdings, Inc., PRIMEDIA, Inc., Alea Group Holdings (Bermuda) Ltd and Rockwood Holdings, Inc.

The Board, Board Committees and Meetings

The Board met formally seven times in 2006. It is expected that the Board will hold at least four meetings during 2007.

All the current Directors attended at least 75% of the formal meetings held in 2006 of the Board and any committee on which they served during their period of office except for Sir Roy Gardner, who attended 5 out of 8 meetings. As a consequence of business commitments made prior to his appointment Sir Roy Gardner was unable to attend meetings on two dates, which included two Board meetings. However, separate sessions were held between Sir Roy Gardner and Joseph J. Plumeri to discuss the matters to be considered at those Board meetings, and Joseph J. Plumeri reported Sir Roy Gardner’s comments on those matters to the other Directors at those meetings.

The independent Directors meet in separate executive sessions without senior management for a significant number of these meetings. Except as otherwise determined by the Directors, the Chairman of each session will be the Chair of the Corporate Governance and Nominating Committee. All Directors are expected to make every effort to attend the Annual General Meeting and all but one of the serving Directors attended this meeting in 2006.

The Executive Committee has all the powers of the Board, when it is not in session, in the management of the business and affairs of the Company except as otherwise provided in resolutions of the Board and under applicable law. The Executive Committee, whose members are Joseph J. Plumeri (Chairman), William W. Bradley, Joseph A. Califano Jr. and Perry Golkin, did not meet formally during 2006.

The Audit Committee assists the Board in fulfilling its oversight responsibilities with respect to: (a) the integrity of the Company’s financial statements; (b) the selection and oversight of the independent auditors; (c) the Company’s compliance with legal and regulatory requirements; (d) the independent auditors’ qualifications and independence; (e) the performance of the independent auditors and the Company’s internal audit function; and (f) the establishment and maintenance of proper internal accounting controls and procedures. In addition, the Audit Committee provides an avenue for communication among internal audit, the independent auditors, management and the Board. The Audit Committee, whose members are Douglas B. Roberts (Chairman), Sir Jeremy Hanley and Wendy E. Lane, met formally five times during 2006. The report of the Audit Committee can be found below.

The Compensation Committee determines the compensation of the Company’s Chairman and Chief Executive Officer and makes recommendations to the Board in respect of the compensation of non-employee Directors and other senior executives. In addition, the Compensation Committee administers the Company’s stock-based award plans and, in consultation with senior management, establishes the Company’s general compensation philosophy and oversees the development and implementation of the Company’s compensation programs. The Compensation Committee, whose members are Perry Golkin (Chairman), Gordon M. Bethune and Sir Roy Gardner, met five times during 2006. The report of the Compensation Committee can be found below.

The Corporate Governance and Nominating Committee identifies and recommends individuals to the Board for nomination as members of the Board and its Committees, including this Committee. The Corporate Governance and Nominating Committee identifies Director nominees by preparing a target candidate profile based upon the current Board’s strengths and needs and by utilizing the personal network of the Board and senior management. Nominees must meet minimum qualification standards with respect to a variety of criteria including integrity, reputation, judgment, experience and maturity. Following feedback from the full Board, the Corporate Governance and Nominating Committee initiates contact with preferred candidates and, following feedback from interviews conducted by Committee and Board members, selects candidates to join the Board, as more fully described in the Corporate Governance Guidelines. The Corporate Governance and Nominating Committee has retained a search firm to assist with this process. The Corporate Governance and Nominating Committee ensures that candidates recommended by shareholders are given appropriate consideration in the same manner as other candidates. In addition, the Corporate Governance and Nominating Committee develops and recommends to the Board the corporate governance principles, including independence standards for Directors of the Company. The Corporate Governance and Nominating Committee, whose members are William W. Bradley (Chairman), Joseph A. Califano Jr., Anna C. Catalano, Eric G. Friberg and James F. McCann, held six meetings during 2006.

Communications with Shareholders and Other Constituencies

The Chairman and Chief Executive Officer is responsible for establishing effective communications with the Company’s stakeholder groups, including shareholders, the press, analysts, clients, suppliers, governments and representatives of the communities in which it operates. It is the policy of the Company to appoint individuals to communicate and interact fully with these stakeholders and the Board will look to senior management to speak for the Company. This policy does not preclude outside Directors from communicating directly with shareholders or other constituencies about Company matters, but any such communications will generally be held at the request of the Board or senior management or with senior management present. A shareholder may either communicate with the non-management Directors or propose an individual to the Corporate Governance and Nominating Committee for its consideration as a nominee for election to the Board by writing to the Group General Counsel, Willis Group Holdings Limited, 7 Hanover Square, New York, New York 10004-2594.

SECURITY OWNERSHIP

Security Ownership of 5% Holders

The following table reflects the number of shares of common stock beneficially owned by persons known to the Company to own more than 5% of its outstanding shares:

Name and Address	Number of Shares Beneficially Owned	Percentage of Stock Outstanding at December 31, 2006
Franklin Resources, Inc.(1)	16,837,825	11.00%
One Franklin Parkway San Mateo CA 94403-1906, USA
FMR Corp.(2)	15,659,424	10.23%
82 Devonshire Street Boston Massachusetts 01209 USA
Southeastern Asset Management, Inc.(3)	11,433,000	7.47%
6410 Poplar Avenue Suite 900 Memphis TN 38119, USA

(1)           Based on the Form 13G filed on February 6, 2007, Franklin Resources, Inc. may be deemed to be a beneficial owner of shares of our common stock held by its subsidiaries. Of these subsidiaries Templeton Global Advisors Limited holds 15,664,120 shares of our common stock, in respect of which it is also deemed to be the beneficial owner. Charles B. Johnson and Rupert H. Johnson, Jr. each own in excess of 10% of Franklin Resources, Inc. and may be deemed to be beneficial owners of any shares held by Franklin Resources Inc. but disclaim such beneficial ownership. The address of Charles B. Johnson and Rupert H. Johnson, Jr. is c/o Franklin Resources, Inc. One Franklin Parkway, San Mateo, CA 94403-1906, USA. The address of Templeton Global Advisors Limited is Lyford Cay, P.O. Box N-7759, Nassau, Bahamas.

(2)           Based on the Form 13G filed on February 14, 2007, FMR Corp. may be deemed to be a beneficial owner of shares of our common stock held by its subsidiaries. Of these subsidiaries, Fidelity Management and Research Company is the beneficial owner of 14,193,964 shares of our common stock as a result of acting as investment adviser to various investment companies. Edward C. Johnson III, Chairman of FMR Corp., together with members of his family, owns directly and through trusts 49% of FMR Corp. and may be deemed to be beneficial owner of any shares held by FMR Corp. The address of Edward C. Johnson III is c/o FMR Corp., 82 Devonshire Street, Boston, Massachusetts 01209, USA.

(3)           Based on the Form 13G filed on February 12, 2007, Southeastern Asset Management, Inc. may be deemed to be a beneficial owner of shares of our common stock since it has shared power to make decisions whether to retain or dispose of and in some cases the sole power to vote the securities of its investment advisory clients. Both Southeastern Asset Management, Inc. and Mr. O. Mason Hawkins have stated that it should not be construed that each is the beneficial owner of the Company’s shares. Mr. O. Mason Hawkins, Chairman of the Board and Chief Executive Officer of Southeastern Asset Management, Inc., may be deemed to be a controlling person of Southeastern Asset Management, Inc. and may, therefore, also be deemed to be a beneficial owner of shares of our common stock. The address of Mr. O. Mason Hawkins is c/o Southeastern Asset Management, Inc., 6410 Poplar Avenue, Suite 900, Memphis, TN 38119, USA.

Security Ownership of Management

The amounts and percentages of our shares beneficially owned are reported on the basis of regulations of the Securities and Exchange Commission (“SEC”) governing the determination of beneficial ownership of securities. Under these rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or to direct the voting of that security, or investment power, which includes the power to dispose of or to direct the disposition of that security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Also, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which that person has no economic interest. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options or restricted shares held by that person that are currently exercisable or exercisable within 60 days of the date of this document are deemed issued and outstanding. These shares, however, are not deemed outstanding for purposes of computing percentage beneficial ownership of any other person. The percentage of our share capital is based on 153,215,133 shares of common stock outstanding on March 1, 2007.

The following table shows the interests of Directors and the Executive Officers of the Company.

Name	Number of Shares Beneficially Owned	Percent Beneficially Owned
Joseph J. Plumeri	3,027,126	1.98%
Gordon M. Bethune	23,000	*
William W. Bradley	130,000	*
Joseph A. Califano Jr	25,000	*
Anna C. Catalano	6,000	*
Eric G. Friberg	6,000	*
Sir Roy Gardner	11,000	*
Perry Golkin(1)	74,901	*
Sir Jeremy Hanley	9,000	*
Wendy E. Lane	26,000	*
James F. McCann	23,000	*
Douglas B. Roberts	23,000	*
Donald J. Bailey	38,101	*
William C. Bartholomay	50,968	*
Richard J. S. Bucknall	164,409	*
Allan C. A. Gribben	41,647	*
Christopher M. London	145,365	*
Patrick Lucas	54,047	*
David B. Margrett	37,070	*
Stephen G. Maycock	97,460	*
Grahame J. Millwater	121,013	*
Patrick C. Regan	12,707	*
Jeanette Scampas	47,666	*
Sarah J. Turvill	150,907	*
All our Directors and Executive Officers (24 persons)	4,345,387	2.84%

*                     Less than 1%.

(1)           Mr. Golkin is not seeking re-election at the Annual General Meeting.

ITEM 2

REAPPOINTMENT OF DELOITTE & TOUCHE LLP AS INDEPENDENT AUDITORS

The Audit Committee, in accordance with the authority granted by the Board of Directors, recommended for Board ratification and subsequent shareholder approval the appointment of Deloitte & Touche LLP, Independent Registered Public Accountants, to audit the financial statements of the Company for the fiscal year ending December 31, 2007. This selection was ratified by the Board in February 2007 and approval for their appointment is to be sought from shareholders at the Annual General Meeting. Deloitte & Touche LLP acted as the Company’s independent auditors for the year ended December 31, 2006. Representatives of Deloitte & Touche LLP will attend the meeting, will have an opportunity to make a statement if they desire to do so and will be available to answer any pertinent questions.

A simple majority of the Company’s shares of common stock present or represented and entitled to vote at the meeting is required to ratify the appointment of Deloitte & Touche LLP and refer the issue of the auditors’ remuneration for the 2007 audit to the Board of Directors in accordance with the Company’s bye-laws. The Board delegates the determination of the audit fee to the Audit Committee.

Your Board recommends you vote FOR this proposal.

Fees to Deloitte & Touche LLP

The following fees have been, or will be, billed by Deloitte & Touche LLP and their respective affiliates for professional services rendered to the Company for the fiscal years ended December 31, 2006 and December 31, 2005.

	2006	2005
	$’000	$’000
Audit fees(1)	4,690	4,127
Audit related fees(2)	72	114
Tax fees(3)	275	388
All other fees(4)	37	129
Total fees	5,074	4,758

(1)           Fees for the audits of the Company’s annual financial statements and reviews of the financial statements included in the Company’s quarterly reports for that fiscal year, services relating to the Company’s registration statement in 2006 and US GAAP accounting consultations, and Sarbanes-Oxley Section 404 work.

(2)           Audit related fees relate to professional services such as employee benefit plan audits and accounting due diligence on acquisitions.

(3)           Tax fees comprise fees for various tax compliance engagements.

(4)           All other fees primarily include professional fees for sundry services. Other fees in 2005 included fees for an operational controls review.

The Audit Committee approved all of the services described above.

AUDIT COMMITTEE REPORT

The primary function of the Audit Committee is to assist the Board of Directors in its oversight with respect to: (a) the integrity of the Company’s financial statements; (b) the selection and oversight of the independent auditors; (c) the Company’s compliance with legal and regulatory requirements; (d) the independent auditors’ qualifications and independence; (e) the performance of the independent auditors and the Company’s internal audit function; and (f) the establishment and maintenance of proper internal accounting controls and procedures. The Committee operates pursuant to a Charter, a copy of which can be found on the Company’s website. Executive management is responsible for the Company’s financial statements and overall reporting process, including the system of internal controls. The independent auditors are responsible for conducting annual audits and quarterly reviews of the Company’s financial statements and expressing an opinion as to the conformity of the annual financial statements with generally accepted accounting principles.

The Audit Committee has adopted a policy regarding the Pre-Approval of Independent Auditors’ Services which also can be found on the Company’s website. This policy requires all services provided by the Company’s independent auditors, both audit and permitted non-audit, to be pre-approved by the Audit Committee or the Chairman of the Audit Committee or any other member of the Committee.

In the performance of its oversight function, the Committee has reviewed and discussed the audited financial statements as of and for the year ended December 31, 2006 with management and the independent auditors. These discussions included the judgments regarding the quality and acceptability of the Company’s accounting principles, the clarity of the disclosures and the appropriateness of the accounting principles and underlying estimates and other communications required to be discussed by the Statement on Auditing Standards No. 61, Communication with Audit Committees. Finally, the Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as currently in effect, and has discussed with the auditors the auditors’ independence. The independent auditors and the Group’s Internal Auditors had full access to the Audit Committee, including regular meetings without management present.

It is not the duty or responsibility of the Committee to conduct auditing or accounting reviews or procedures. In performing their oversight responsibility, members of the Committee rely, without independent verification, on the information provided to them and on the representations made by management and the independent auditors. Accordingly, the Committee’s considerations and discussions do not assure that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards or that the financial statements are presented in accordance with generally accepted accounting principles.

Based upon the review discussions described in this report, and subject to the limitations on the role and responsibilities of the Committee referred to above and in the Audit Committee Charter, the Committee agreed that Deloitte & Touche LLP be retained to audit the financial statements of the Company for the fiscal year ending December 31, 2007 and that the audited financial statements referred to above be included in the Company’s Annual Report on

Form 10-K for the year ended December 31, 2006 filed with the Securities and Exchange Commission.

The Committee’s membership is Douglas B. Roberts (Chairman), Sir Jeremy Hanley and Wendy E. Lane. All members are independent Audit Committee Financial Experts in view of their respective financial expertise.

Submitted by the Audit Committee of the Board of Directors

Douglas B. Roberts (Chairman), Sir Jeremy Hanley and Wendy E. Lane.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Role of the Board Compensation Committee

The Compensation Committee has responsibility for establishing, implementing and continually monitoring adherence with the Company’s compensation philosophy and objectives.

In connection with those objectives, the Compensation Committee is also responsible for: (a) overseeing the development and implementation of compensation programs; (b) reviewing and approving annually corporate performance goals and objectives relevant to the compensation of the Chairman and Chief Executive Officer and evaluate his performance in light of those goals and objectives; (c) reviewing and approving compensation programs applicable to the senior management of the Company; (d) making recommendations to the Board on the Company’s existing and proposed incentive compensation plans and equity-based plans and overseeing the administration of these plans; and (e) making recommendations to the Board on the non-employee Directors’ compensation.

Compensation Philosophy and Objectives

The foundations for the Company’s compensation philosophy were laid down in 1998 at the time of, and following, the acquisition of our predecessor in a going private transaction by an entity formed by Kohlberg Kravis Roberts & Co L.L.P. The focus was to have a compensation philosophy and policies which retained people and firmly linked behaviours to improving performance with the objective of moving the Company forward and also creating wealth for the shareholders, executive management and all other Associates. In particular, approximately 400 senior, middle and junior management, who were identified as those whose leadership and performance could transform the Company, invested their own money in the Company’s equity and in return were granted in proportion time-based and performance-based options which equalled in aggregate five times the amount invested. The time options became exercisable in five equal annual instalments beginning on the second anniversary of the date of grant and the performance options became exercisable, if the performance goals based on the Company’s cash flow and EBITDA were achieved, which they were, in four equal instalments from the third anniversary of the date of grant. However, a further restriction applied which meant that no share including that acquired from the exercise of options could be sold until the sixth anniversary of the KKR acquisition, unless the Board determined otherwise. Further, in the event of leaving the Company before the sixth anniversary the shares could be repurchased at the price paid by the executive or as otherwise valued by the Board. This long term approach to securing consistent and improving performance was also followed in determining annual incentive compensation.

At the time of the purchase of the Company’s shares and the grant of options the Company’s share price was $3.38 per share. In June 2001, the Company had an Initial Public Offering at a price of $13.50 and was listed on the New York Stock Exchange. At December 31, 2006 the Company’s closing share price on the New York Stock Exchange was $39.71.

Since the IPO, the Company’s compensation philosophy has adapted to that of a publicly listed company and the competitive market. As one of the leading insurance brokers in the world,

the Company’s need to attract and retain highly qualified and talented professionals is paramount. The marketplace in which the Company operates is highly competitive and covers all the financial services areas, not just the insurance sector. Further, the compensation policies, while designed to secure the services of highly capable professionals, must also continue to support our vision of creating a great company, working together as a team to deliver value and growth.

Executive Compensation

The Compensation Committee has the challenge of reviewing a combination of executives based in both the United States and the United Kingdom for roles that could be undertaken by executives regardless of their geographical location. As a consequence the Compensation Committee reviews each executive officer against both the US and the UK marketplace for executives, although the country of the executive’s location will determine the principal basis for market review and assessment.

The Compensation Committee, in accordance with best practices of executive compensation governance, retains Frederick W. Cook & Co., Inc (“F. W. Cook”), as its independent compensation consultant to provide advice on all matters related to senior executives’ compensation and compensation programs. F. W. Cook in particular provides data on US and UK executive compensation trends; undertakes analysis of companies with whom the Company competes for senior executive talent as well as performing a competitive analysis of the cash compensation and equity compensation for the Chairman and Chief Executive Officer and the Company’s other Executive Officers using leading surveys of the financial services industry. F. W. Cook attended three of the Compensation Committee meetings in 2006.

Willis solely provides insurance brokerage and risk consultancy services, a distinction that leaves the Company with no direct comparators of comparable financial size in our marketplace. We therefore use general financial services data and a peer group for pay and performance comparison consisting of companies in the insurance sector, some of whom do not directly operate as insurance brokers. These peers have been chosen by the Compensation Committee following discussion with the Chairman and Chief Executive Officer, Joseph J. Plumeri. This peer group consists of Ace Limited, AON, Arthur J Gallagher, Benfield Group, Brown & Brown, Chubb, Hilb Rogal & Hobbs, Jardine Lloyd Thompson Group, Marsh & McLennan and XL Capital.

The Chairman and Chief Executive Officer makes recommendations on the discretionary compensation awards for the other Executive Officers of the Company to the Compensation Committee for its consideration and approval. In making his recommendations, the Chairman and Chief Executive Officer will consider the independent benchmarking reports on Executive Officers, as well as their responsibilities and their performance, in order to set the context in which total compensation can be considered. Within this context each Executive Officer’s relative contribution to the Group and his business unit’s results and the performance of the Group as a whole against the discretionary benchmark of its EBIT (Earnings Before Interest and Taxation) and EPS (Earnings Per Share) performance against the Company’s peers in the Broking sector are also considered. The Compensation Committee uses EBIT as it believes that this best represents both the Company’s revenue performance and how it manages its cost base, and uses EPS as this best represents the level to which the Company is creating shareholder wealth.

Compensation or amounts realizable from prior compensation are not generally taken into account when making these proposals.

The data and analysis provided by F. W. Cook is used by the Compensation Committee for reviewing consistency of application with the Company’s compensation philosophy and objectives for both levels and composition of executive compensation, including that of the Chairman and Chief Executive Officer. The Compensation Committee however has discretion when making compensation awards, to take account of the dynamic nature of the insurance sector internationally and the adaptability and response required by the Company’s leadership to manage the significant changes which have been commonplace.

Executive Compensation Components

The Company competes with many large companies for senior executive talent. As such, the Compensation Committee generally sets as a benchmark for total cash compensation for Executive Officers at the 75th percentile of compensation paid to similarly situated executives of the companies comprising our peer group. Variations to this objective may occur as dictated by the experience level of the individual performance and market factors. These objectives recognize the Compensation Committee’s expectations that, over the long term, the Company will continue to generate returns in excess of the average of its peer group.

The elements of compensation for our Executive Officers, which are designed to reward them for the creation of shareholder wealth over the long term, whilst providing short term cash compensation for the achievement of short term goals are as follows:

Salary—This is a non-performance-related element of compensation and, accordingly, exceptional performance in a particular role would not lead to a salary increase if the salary for that role remained competitive compared to the marketplace.

Base salaries are reviewed by the Compensation Committee annually in February for all the Company’s Executive Officers. These salaries are intended to reflect their roles and responsibilities and are set at a level designed to be competitive in the relevant markets in which our senior executives operate. The salary levels are generally positioned at and around the median level and adjustments are only made to reflect changes in responsibilities or where competitive market conditions warrant it.

The Chairman and Chief Executive Officer, Joseph J. Plumeri, has not received any increase in his base salary since he joined Willis in 2000.

Annual Bonus—Our annual bonus is designed to incentivise and reward Executive Officers for generating short term financial performance at both the Group and business unit level. While the annual plan is discretionary, bonus awards are intended to deliver exceptional pay for exceptional performance and also provide short term performance-driven wealth creation, offsetting the de-emphasis on regular base pay increases and the high risk/high wealth potential associated with the Group’s long-term incentives.

The annual bonus levels are generally considered to ensure that exceptional performance will deliver total cash compensation at and around the 75th percentile of the relevant markets in which our senior executives operate.

The annual bonus of the Chairman and Chief Executive Officer and other Executive Officers are reviewed and approved by the Compensation Committee in February with payments generally made in March.

Each Executive Officer, other than the Chairman and Chief Executive Officer, is eligible to receive an annual bonus award under the Company’s Annual Incentive Plan (AIP). The AIP for the Executive Officers is a discretionary plan.

Annual bonuses payable to the Chairman and Chief Executive Officer are made in accordance with the Willis Group Senior Management Incentive Plan, which is a qualified performance-based compensation plan in accordance with the provisions of section 162(m) of the US Internal Revenue Code approved by shareholders at the 2005 Annual General Meeting. The bonuses under this plan, which at the discretion of the Committee can be in cash and/or an equity based award of equivalent value, are considered “performance-based compensation” within the meaning of section 162(m)(4)(C) of the Internal Revenue Code of 1986 as amended. This plan sets a limit of 5% of the Company’s earnings for the financial year, which for 2006 was $25,900,000. For this purpose, earnings means the Company’s operating income before taxes and extraordinary loss as reported in its audited consolidated financial statements. As advised at the time this plan was adopted, the aforesaid limit was established to comply with the US tax legislation and the Compensation Committee would exercise its negative discretion and set bonuses under this plan at substantially the level as AIP awards.

As background, in relation to 2004 performance of the Company, which showed improvement in net revenue and income terms over 2003, bonus payments were reduced for senior executives by approximately 50% from levels related to 2003 performance. In the fourth quarter of 2004 it was recognized that the industry was facing very challenging conditions from regulatory investigations related to insurance brokers’ compensation for distribution and other services to insurers and other related matters. The Company’s Chairman and Chief Executive Officer decided to take a leadership role and he and his Executive Officers determined that the Company should voluntarily abolish contingent commission arrangements with insurers. Further, in support of our compensation philosophy to also align executives’ interests with those of shareholders, the Compensation Committee endorsed the recommendation of the Chairman and Chief Executive Officer to reduce the annual bonus levels for the financial years 2004 and 2005 to at least 50% of that awarded in respect of financial year 2003. The operational performance in 2006 has shown that the action taken by management to introduce a revised business compensation model has achieved results with a strong financial performance in 2006. Revenues were up by 7% compared to 2005 and an organic growth rate of 8% and adjusted operating margin of 23%. As a consequence in determining 2006 bonus payments for the Chairman and Chief Executive Officer and the other Executive Officers, the Compensation Committee considered it was appropriate to restore bonuses back to 2003 levels.

Further, in determining Mr. Plumeri’s 2006 bonus award, the Compensation Committee took into consideration Mr. Plumeri’s waiver of his guaranteed annual bonus of $1,000,000, and his outstanding overall leadership in a rapidly changing global business and regulatory environment. For 2006 the Compensation Committee awarded Mr. Plumeri a discretionary bonus of $4,250,000.

However, consistent with our philosophy that a significant portion of our total executive compensation should be equity-based, it has been determined that the Chairman and Chief Executive Officer and our other Executive Officers, other than R. J. S. Bucknall and T. Colraine, will receive half of their respective bonuses in the form of restricted stock units, which will vest in equal tranches over three years. To recognize this deferred and retentive form of compensation, the restricted stock unit awards will be matched on a 1 for 4 basis. Further, the cash portion of the 2006 bonus payment for the Chairman and Chief Executive and our other Executive Officers is subject to a retention program incorporating forfeit conditions if such executive voluntarily leaves the Company’s employ before December 31, 2008. Details of the 2006 bonuses awarded to our named Executive Officers are shown in the Summary Compensation Table on page 25.

Long Term Incentives—Our long-term incentives form the most significant element of the compensation for our Executive Officers. Discretionary awards are considered each year and are usually in the form of stock award grants, primarily share options, which gives ownership in the Company’s shares and aligns Executive Officers’ interests with those of our shareholders.

Generally, following an annual review in February of each Executive Officer’s performance and potential for future contribution to the Company’s long-term success, stock awards are granted at the same time as those granted to the Company’s other Associates in mid to late March, although in 2006 the awards were made in June. The Chairman and Chief Executive Officer’s view on the respective Executive Officers’ performance, together with his recommendations for long-term awards are reviewed and approved by the Compensation Committee, which also determines stock awards for the Chairman and Chief Executive Officer. In making decisions the Group’s performance is considered on an EBIT and EPS basis against our internal targets and our performance relative to our peers. Consideration is also taken of total compensation levels payable to Executive Officers, inclusive of salary and bonus recommendations.

For similar reasons, as set out above in relation to annual bonus, Executive Officers were not awarded share grants in 2005 and this situation was recognized in determining the level of such awards in 2006. The 2006 share option grants made to Executive Officers generally do not vest fully until five years after grant and unless exercised will lapse eight years after grant. Details of share awards made to our named Executive Officers are shown in the Grant of Plan-based Awards table on page 26.

Collectively, our Executive Officers have ownership and an equity interest in 3,085,555 shares and unexercised share grants in respect of 3,361,893 shares. These represent approximately 4% of the Company’s shares outstanding on a diluted basis.

The focused equity compensation policy established in 1998 as referred to above resulted in a number of our Executive Officers and senior management having a significant amount of their personal wealth in the Company’s shares, and such wealth has an extremely high exposure to movements in our share price and exchange rates. In recognition of this undue concentration of their personal finances in the Company, the Compensation Committee has recommended that, while the Chairman and Chief Executive Officer and other Executive Officers should retain a significant ownership position, including new grants, they should also be allowed to consider realizing some of their gains in a controlled manner by selling up to 25% of the value of their stock holdings in each year. All requests by Executive Officers to reduce the number of shares that they hold must be approved by the Chairman and Chief Executive.

Timing of Option Grants—The Company’s policy is to grant stock awards at the Company’s closing share price at the date of grant. Further, it is the Company’s policy not to backdate option grants or other stock awards to take advantage of a lower share price; nor will it schedule grants of options or other stock awards before or after specific events to take advantage of anticipated movements in the price of the Company’s shares. The Company has in the past granted share options and other stock awards at the closing price of the Company’s shares on the day before grant. Also, in the case of the Company’s Sharesave plans, the grant is at the closing share price on the date before Associates are invited to participate in the plan.

In addition to approving stock award grants to Executive Officers, the Compensation Committee is responsible for approving the overall allocation of stock award grants to the Company’s Associates for the forthcoming year. Implementation of the granting of such awards within the agreed annual plan is delegated to the Chairman and Chief Executive Officer and the Group Human Resources Director, who liaise closely with the Chair of the Compensation Committee to the ensure that, in particular, the timing of grants is appropriate.

Individual grants will generally not be made during periods in which Associates are prohibited from dealing in the Company’s shares, even if the individuals concerned would not otherwise be subject to our Policy for Dealing in Securities. Such periods will include the period commencing the first day of each quarter until two days after the financial results for the preceding quarter are announced, as well as other periods where the Board considers that it would not be appropriate for Associates who are subject to our Policy for Dealing in Securities to deal in our shares. Awards made to existing Associates to reflect promotion or for retention purposes will also be deferred until after results for the preceding quarter have been announced.

Any exceptions to this general rule require the approval of the Group Chairman and Chief Executive Officer and the Group Human Resources Director, and will typically involve the granting of awards to new senior Associates on their first day of employment at the closing price of the Company’s Shares on that day.

Other Benefits—In addition to the elements of compensation described above, it is also necessary to provide retirement, life assurance and medical benefits competitive with the market place in which Executive Officers operate.

Retirement income is provided to the Chairman and the Chief Executive Officer and other Executive Officers through our defined benefit retirement plans. The Company believes that this way of providing retirement income is the most appropriate manner in which to retain its existing Executives. Details of the retirement benefits received by the named Executive Officers are contained in the compensation tables in the section entitled “Pension Benefits”.

Our US Executive Officers participate in a non-contributory defined benefit plan with no enhanced benefits compared to other US employees other than Joseph J. Plumeri, who participates in a deferred compensation plan. $800,000 is credited annually to a deferred compensation plan on Mr. Plumeri’s behalf to provide retirement income on top of his defined benefit plan.

We also maintain a deferred compensation plan for certain employees that allows them to defer a portion of their annual compensation and Willis North America has a 401(K) plan covering all eligible employees of Willis North America and its subsidiaries. Shares are available as an investment option to participants in Willis North America’s 401(K) plan.

The UK Pensions Act 2004 increased the tax burden of UK Associates with a pension in excess of a UK Inland Revenue defined allowance. The Company recommended that any employee in such a position should seek independent financial advice. As a consequence of seeking such advice, Mr. Bucknall chose to opt out of the Company’s plan and in lieu of his participation, the Company pays Mr. Bucknall a cash allowance to compensate for the loss of additional retirement benefits to which he would have become entitled.

Perquisites—The Company has a private, leased aircraft which is also made available for business use by Directors, Executive Officers and others. During 2006, Mr. Plumeri utilized the aircraft for personal use on certain occasions and reimbursed us for 100% of the full operating cost of the aircraft for such use.

During 2006, G. J. Millwater, in the performance of duties on the Company’s Shaping our Future strategy, was required to spend a significant amount of his time in the US. Normally, Mr. Millwater would have stayed in hotel accommodation in accordance with the Company’s policy. However, it was agreed that for a six month period accommodation would be leased and the cost for personal use by Mr. Millwater for such accommodation was $11,741.

Tax and Accounting Implications

The Compensation Committee considers the anticipated tax treatment to the Company and to the Executive Officers in its review and establishment of compensation programs and payments. The deductibility of compensation payments can depend upon numerous factors, including the nature of the payment and the time when income is recognized under various awards. Interpretations of and changes in applicable tax laws and regulations as well as other factors beyond the control of the Committee also can affect deductibility of compensation. Our general policy is to preserve the tax deductibility of compensation paid to the Chairman and Chief Executive Officer and other Executive Officers, including annual incentives and shares of incentive stock under the terms of the Company’s 2001 Share Purchase and Option Plan. For UK-based executives, a condition of the stock awards is that the participant agrees to pay any social security taxes otherwise paid by the Company upon the exercise of the stock award.

The Willis Group Senior Management Incentive Plan, which was applied in respect of 2005 and 2006 for Mr. Plumeri, will again be applied in respect of 2007 for him. It is anticipated that all incentive compensation payments made under the Plan will be tax deductible.

The Compensation Committee will continue to monitor developments and assess alternatives for preserving the deductibility of compensation payments and benefits to the extent reasonably practicable, consistent with its compensation policies and as determined to be in the best interests of the Company and its shareholders.

It is also our general policy to deliver equity-based compensation to employees in as tax-efficient a manner as possible, taking into consideration the overall cost to the Company, for which the Company accounts in accordance with FAS 123R.

Payment on Change in Control

No Executive Officer, other than Joseph J. Plumeri, has change in control provisions in his employment agreement. Mr. Plumeri joined Willis when it was privately owned, predominantly by KKR. In order to recruit an individual of the right calibre to fill the role of Chairman and Chief Executive Officer of the Company as then existed, and given the range of exit strategies available to KKR, it was considered appropriate for such provisions to be included at that time. Details of the change in control provisions applicable to Mr. Plumeri are contained in the section entitled “Potential Payments to the Chairman and Chief Executive Officer”.

COMPENSATION COMMITTEE REPORT

This report is submitted to the shareholders of Willis Group Holdings Limited (“Willis Group”) by the Compensation Committee (the “Committee”) of the Board of Directors. The Committee consists solely of non-executive Directors who are independent, as determined by the Board in accordance with Willis Group’s guidelines and New York Stock Exchange listing standards.

The Committee has reviewed, and discussed with management, the Compensation Discussion and Analysis contained in this proxy statement, and having satisfied itself as to the completeness and accuracy of the Company’s compensation philosophy and policies recommended to the Board that it be included herein.

Submitted by the Compensation Committee of the Board of Directors

Perry Golkin (Chairman), Gordon M. Bethune and Sir Roy Gardner.

COMPENSATION TABLES

Summary Compensation Table

The following table sets forth cash and other compensation paid or accrued for services rendered in 2006 to the Chairman and Chief Executive Officer, the Group Chief Financial Officer and each of the other three most highly compensated Executive Officers of the Company.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)(5)	All Other Compensation ($)(6)	Total ($)
J. J. Plumeri	2006	1,000,000	2,125,000	—	505,319	—	214,654	833,780	4,678,753
Chairman and Chief Executive Officer
P. C. Regan	2006	488,342	322,490	—	282,614	—	53,441	13,657	1,160,544
Group Chief Financial Officer
R. J. S. Bucknall	2006	644,980	552,840	—	534,608	—	692,893	230,407	2,655,728
Vice Chairman and Co-Chief Operating Officer(7)
T. Colraine	2006	626,552	552,840	—	534,853	—	1,164,650	17,694	2,896,589
Vice Chairman and Co-Chief Operating Officer(7)
G. J. Millwater	2006	587,392	506,770	—	342,153	—	296,691	30,036	1,763,042
Chief Operating Officer and Chairman, Willis Re.(7)

(1)           Messrs. Regan, Bucknall, Colraine and Millwater receive their salaries and bonuses in pounds sterling and the above figures have been converted into dollars at the average exchange rate for 2006 (£1: $1.8428).

(2)           2006 bonuses for Messrs. Plumeri, Regan and Millwater will be paid 50% in cash and 50% in restricted stock units. The amount of bonus shown against their respective names reflects the amount of bonus to be paid in cash only in March 2007. The restricted stock units will be granted in March 2007 by reference to the Company’s closing share price for its shares on the New York Stock Exchange on the date of grant. In addition, Messrs. Plumeri, Regan and Millwater will be granted 1 matching restricted stock unit for every 4 granted. The value of the restricted stock units to be awarded, which includes the matched value, is $2,656,250, $403,113 and $633,463 respectively. Messrs. Bucknall and Colraine will be paid their bonuses in cash.

(3)           Option Award value shown is the compensation cost recognized in the Company’s financial statements for 2006 of the options granted to the named individuals in accordance with FAS 123R (Financial Accounting Standards Board Statement of  Financial Accounting Standard (revised 2004) Share-Based Payment). As a consequence the amounts shown include option award grants for 2006 and prior years. The assumptions made in the fair market valuations of the option awards are described in the ‘Share-Based Compensation Plans’ note to the consolidated financial statements (note 6) contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006.

(4)           R. J. S. Bucknall left the UK Pension Scheme on April 1, 2006 (see description of the Company’s retirement benefit plans in the Compensation Discussion and Analysis—Other Benefits on page 22 for further information). From that date, R. J. S. Bucknall has received a cash allowance (2006: $212,843), which is included in All Other Compensation. P. C.. Regan joined the UK Pension Scheme on January 1, 2006.

(5)           Change in Pension Value for J. J. Plumeri includes aggregate earnings under the Deferred Compensation Plan of  $138,214. The change in pension value for R. J. S. Bucknall and T. Colraine includes increases relating to amounts paid into the UK Pension Scheme as additional voluntary contributions by the employee, on a defined contribution basis, including bonuses paid at each individual’s request into the UK Pension Scheme by the Company on his behalf. The increases attributable to these additional voluntary contributions are for R. J. S. Bucknall, $705,792, and for T. Colraine, $565,740.

(6)           All Other Compensation for J. J. Plumeri includes a deferred compensation credit of $800,000 for each year he continues to be with the Company, which is made to a non-qualified deferred compensation plan on his behalf. All Other Compensation for G. J. Millwater includes $11,471 for personal use of an apartment in New York (see description of Perquisites on page 23). Further, All Other Compensation includes the Company’s car allowance which for G. J. Millwater and P. C. Regan is $13,511, and for R. J. S. Bucknall and T. Colraine is $16,187. All other Compensation for R. J. S. Bucknall also includes a further cash allowance of  $212,843 (see note 4 above).

(7)           T. Colraine ceased to be Vice Chairman and Co-Chief Operating Officer on December 31, 2006; R. J. S. Bucknall ceased to be Co-Chief Operating Officer on December 31, 2006; and G. J. Millwater was appointed Chief Operating Officer with effect from November 29, 2006.

Grant of Plan-Based Awards

The following table sets forth the grants of options made to the named Executive Officers during 2006, all of which were made under the Company’s 2001 Share Purchase and Option Plan.

		Estimated Future Payouts Under Non-equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All other Stock Awards Number of Shares of Stock	All Other Option Awards: Number of Securities	Exercise or Base Price of Option		Grant Date Fair Value of Stock and
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)	or Units ($)(1)	Underlying Options (#)	Awards ($/Share)		Option Awards ($)
J. J. Plumeri	06.20.06	—	—	—	—	—	—	—	500,000	32.78		4,790,000
	—	—	—	—	—	—	—	2,656,250	—	—		—
P. C. Regan	01.01.06	—	—	—	—	—	—	—	5,414	36.94		62,478
	01.01.06 06.20.06	— —	— —	— —	— —	— —	— —	— —	50,000 150,000	36.94 32.78		564,500 1,437,000
	—	—	—	—	—	—	—	403,113	—	—		—
T. Colraine(2)	06.08.06	—	—	—	—	—	—	—	101	36.24	(3)	794
	06.20.06	—	—	—	—	—	—	—	250,000	32.78		2,395,000
R. J. S. Bucknall(2)	06.20.06	—	—	—	—	—	—	—	250,000	32.78		2,395,000
G. J. Millwater	06.20.06	—	—	—	—	—	—	—	250,000	32.78		2,395,000
	—	—	—	—	—	—	—	633,463	—	—		—

(1)           The amounts shown are the aggregate values of restricted stock units to be awarded to the named Executive Officers in respect of their 2006 bonuses, inclusive of a 1 to 4 matching award. These amounts are not included in the bonus column in the Summary Compensation Table for 2006 as they will not be granted until March 2007.

(2)           R. J. S. Bucknall and T. Colraine, who cease to be employees effective December 31, 2007, will be able to exercise options over 92,500 and 77,500 shares granted March 19, 2004 and June 20, 2006 that would have otherwise vested in January and June 2008. UK Sharesave options held by R. J. S. Bucknall and T. Colraine will lapse upon their ceasing to be employees of the Company effective December 31, 2007 unless they become exercisable before that date.

(3)           Exercise price for options granted under the UK Sharesave Plan is set in pounds sterling using the closing price as quoted on the New York Stock Exchange on the date on which the option price is determined in accordance with the rules of the UK Sharesave Scheme. The dollar price shown has been calculated using the exchange rate as at December 31, 2006 (£1: $1.96).

Chairman and Chief Executive Officer’s Employment Agreement

On October 15, 2000, Joseph J. Plumeri entered into a five-year employment agreement with a subsidiary of the Company which was amended in 2007 to extend its term to October 15, 2009. Pursuant to this agreement Mr. Plumeri receives a base salary of $1,000,000, plus a guaranteed $1,000,000 annual bonus, an additional discretionary bonus and a deferred compensation credit of $800,000 for each year he continues to be with the Company which is made to a non-qualified deferred compensation plan on his behalf. The agreement also contains certain non-compete and non-solicitation covenants and provisions relating to Mr. Plumeri’s termination of employment. See “Potential Payments to the Chairman and Chief Executive Officer’’ on page 31 for further information. The term of the agreement ends upon the earlier of October 15, 2009 or the giving by either party of 90 days’ prior written notice.

Mr. Plumeri has waived his entitlement to his guaranteed bonus for 2006 and each of the preceding years he has been with the Company.

Other Named Executive Officers’ Employment Agreements

The other named Executive Officers, Richard J. S. Bucknall, Thomas Colraine, Grahame J. Millwater and Patrick C. Regan each have an employment agreement with a subsidiary of the Company. Each agreement provides for an annual salary which is subject to review and which for 2006 was $644,980 for Messrs. Bucknall and Colraine, $598,910 for Mr. Millwater and $488,342 for Mr. Regan. Messrs. Bucknall, Colraine, Millwater and Regan participate in the Annual Incentive Plan which provides for a bonus dependent on Company and personal performance. Also, the agreements contain certain non-compete and non-solicitation covenants. Further, each agreement may be terminated generally by each Executive Officer upon giving 12 months’ notice and by the Company giving each Executive Officer 12 months’ notice.

Outstanding Equity Awards at Year End

The following table sets forth the options and stock awards held by the named Executive Officers as at December 31, 2006.

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: No. of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)		Option Expiration Date
J. J. Plumeri	100,000	—		—	38.06		03.19.2014
	—	500,000	(1)	—	32.78		06.20.2014
P. C. Regan	—	50,000	(2)	—	36.94		01.01.2016
	—	5,414	(3)	—	36.94		01.01.2016
	—	150,000	(1)	—	32.78		06.20.2014
T. Colraine	—	193	(4)	—	38.28	(4)	02.01.2008
	—	204	(4)	—	36.34	(4)	01.01.2009
	—	101	(4)	—	36.24	(4)	01.01.2010
	30,000	45,000	(5)	—	38.06		03.19.2014
	—	250,000	(1)	—	32.78		06.20.2014
R. J. S. Bucknall	137	—		—	37.75	(4)	01.01.2007
	—	193	(4)	—	38.28	(4)	02.01.2008
	—	163	(4)	—	36.34	(4)	01.01.2009
	60,000	15,000	(5)	—	38.06		03.19.2014
	62,500	187,500	(1)	—	32.78		06.20.2014
G. J. Millwater	13,902	—		—	1.96	(6)	12.18.2008
	30,000	45,000	(5)	—	38.06		03.19.2014
	—	250,000	(1)	—	32.78		06.20.2014

(1)             Options were granted on June 20, 2006 and vest in four equal tranches on the second to fifth anniversaries of grant.

(2)             Options were granted on January 1, 2006 and vest in five equal tranches on the first to fifth anniversaries of grant.

(3)             Options were granted on January 1, 2006 and vest in five equal tranches on the second to sixth anniversaries of grant.

(4)             Options under the UK Sharesave Plan granted on June 7, 2004, June 6, 2005 and June 8, 2006 vest on August 1, 2007, July 1, 2008 and July 1, 2009 respectively. Exercise prices are set in pounds sterling. The dollar prices shown have been calculated using the exchange rate as at December 31, 2006 (£1: $1.96).

(5)             Options were granted on March 19, 2004 and vest in five equal tranches on the first to fifth anniversaries of grant.

(6)             Options were granted on December 18, 1998 with an aggregate exercise price of £1 sterling, as a consequence of the surrender of cash bonus entitlements. The dollar price shown has been calculated using the exchange rate as at December 31, 2006 (£1: $1.96).

Option Exercises and Stock Vested

The following table sets forth the share options exercised during 2006 by the named Executive Officers.

	Option Awards				Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)		Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
J. J. Plumeri	—	—		—	—
P. C. Regan	—	—		—	—
T. Colraine	98	231		—	—
R. J. S. Bucknall	—	—		—	—
G. J. Millwater	64,685	2,092,379	(1)	—	—

(1)           G. J. Millwater exercised his option on a cashless exercise basis through a facility, provided by an independent third party broker, which provided the funds for the settlement of the exercise option price and taxes payable due on exercise through the sale of a portion of the shares acquired upon exercise. As a consequence he received 34,485 shares, realizing a value of $1,245,943.

Pension Benefits

Willis North America Inc. Pension Plan—The Group maintains a United States retirement program, the Willis North America Inc. Pension Plan, a qualified defined benefits plan. This plan provides members with a pension on normal retirement age of 60 or 65 based on length of service, pensionable remuneration and when they first joined the plan. The compensation limit for the plan is $200,000 for 2006 and 2007. Participants are 100% vested in the Plan after completing five years of vesting service. Associates also become 100% vested if they are participants in the plan and are employed by the Company after reaching age 60. The US Pension Plan has closed to new members from January 1, 2007.

If participants are vested and married, their surviving spouses may be entitled to survivor benefits from the plan, if the participants die before starting retirement benefits. The default death benefit is the survivor portion of a 50% Joint & Survivor annuity. If participants are age 55 with 10 or more years of service, they may elect an enhanced survivor benefit.

As of year-end 2006, Mr. Plumeri had approximately six years of credited service. The accrued annual benefit for Mr. Plumeri, payable in a straight-life annuity beginning at age 65, is $37,860. At retirement age of 65, the years of service and annual Maximum Average Salary (assuming periodic increases in the plan’s pay limit for cost of living) for Mr. Plumeri are 8 years and $196,000 respectively.

Also, Willis North America has a 401(K) plan covering all eligible employees of Willis North America and its subsidiaries. Shares are available as an investment option to participants in Willis North America’s 401(K) plan.

Willis Pension Scheme—The Group also maintains a United Kingdom retirement program consisting of the Willis Pension Scheme, an approved defined benefits plan, and an unfunded unapproved plan. A defined contribution plan was introduced in 2006 for new employees. This plan provides members with a pension of up to two thirds of pensionable remuneration on normal retirement age of either 60 or 65. Members accrue pension at a rate of 1/30th, 1/50th or

1/60th of pensionable remuneration, depending on grade and when they first joined the Scheme, in each case subject to a maximum of two-thirds of pensionable remuneration on retirement. Other members may have different accrual rates due to individual circumstances, such as continuation of existing benefits on joining. During 2006, members contributed 4% of their pensionable remuneration. The contribution level increased to 6% of pensionable remuneration from January 1, 2007 and will increase to 8% from January 1, 2008. The Willis Pension Scheme was closed to new members from January 1, 2006.

Pensionable remuneration is based on full basic salary less an offset in respect of the UK State Pension, currently £4,381, in the case of most members including G. J. Millwater and P. C. Regan. In addition, pensionable remuneration for members who joined the Scheme after June 1, 1989, including P. C. Regan, is subject to a cap, currently £108,600.

G. J. Millwater accrues pension at a rate of approximately 1/53rd per annum; P. C. Regan accrues pension at a rate of approximately 1/60th; T. Colraine accrues pension at a rate of approximately 1/45th  per annum; and R. J. S. Bucknall, prior to leaving the scheme, accrued pension at a rate of approximately 1/33rd.

On death, pensions based on two thirds (in respect of Messrs. Bucknall and Colraine) or one half (in respect of Messrs. Millwater and Regan) of the members’ pensions are payable to a surviving spouse.

Rest of World—Elsewhere, pension benefits for our Associates are typically provided in the country of operation through defined contribution plans.

The following table sets forth the retirement benefits that may be received by the named Executive Officers:

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($ 000)		Payments During Last Fiscal Year ($)
J. J. Plumeri	Willis North America Inc. Pension Plan	6	355		—
P. C. Regan	Willis Pension Scheme (UK)	1	57	(1)	—
T. Colraine	Willis Pension Scheme (UK)	18	5,355	(1)	—
R. J. S. Bucknall	Willis Pension Scheme (UK)	20	10,745	(1)	—
G. J. Millwater	Willis Pension Scheme (UK)	18	3,344	(1)	—

(1)           The accumulated benefit is calculated in pounds sterling. The dollar figure shown is calculated at the exchange rate at December 31, 2006 (£1: $1.96).

Non-qualified Deferred Compensation

The following table sets forth the non-qualified deferred compensation to be received by the Chairman and Chief Executive Officer. None of the other named Executive Officers receives deferred compensation.

Name	Executive Contributions in Last Financial Year ($)	Registrant Contributions in Last Financial Year ($)		Aggregate Earnings in Last Financial Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Financial Year End ($)
J. J. Plumeri	—	800,000	(1)	138,214	—	3,318,643

(1)           Effective October 15, 2003, Mr. Plumeri has received an annual deferred compensation credit of $800,000, which is made to a non-qualified deferred compensation plan on his behalf. This payment is included in Mr. Plumeri’s All Other Compensation in the summary compensation table. Aggregate earnings are included in Mr. Plumeri’s Change in Pension Value in the summary compensation table.

Potential Payments to the Chairman and Chief Executive Officer

Termination Without Cause or With Good Reason

J. J. Plumeri is entitled, where his employment is terminated either by the Company without cause or by himself with good reason, to receive the lesser of two times his base salary and guaranteed bonus and his base salary and guaranteed bonus payable for the balance of the term of his contract of employment, plus any accrued amounts earned prior to termination but not yet paid and accrued rights. The accrued amounts and accrued rights are:

•       unpaid base salary and vacation pay;

•       reimbursement of business expenses;

•       any bonus due but not yet paid for any completed financial year;

•       a pro-rata payment of his guaranteed bonus for the year in which termination occurs and

•       the value of accrued rights under medical, life insurance, disability and pension plans.

He will also have credited to his deferred compensation benefit account the amounts he would have received had he remained until the end of his contract of employment, currently October 15, 2009. On departure the full amount accrued under the deferred compensation plan will become payable.

Further, Mr. Plumeri would have the right to exercise his vested and not yet exercised share grant awards made in 2006 within 30 days of his date of termination or in the case of those granted in 2004 within two years of termination.

Finally, Mr. Plumeri will still retain the benefit of the Company’s Directors and Officers insurance coverage for matters relating to his services for the period up to and including his date of departure.

If Mr. Plumeri’s termination had taken place on December 31, 2006 for the above reasons he would have received approximately $13,094,677 assuming the Board, through the Board Compensation Committee, determined he would be paid a cash bonus of an amount equal to what he is to receive in respect of his performance for 2006. Further, the intrinsic value of

Mr. Plumeri’s exercisable share options at December 31, 2006 would have been $165,000 i.e. the difference between the market value of the Company’s shares at the end of the year and the exercise price in respect of 100,000 exercisable share options.

Termination on Change of Control

Should the Company be subject to a change of control and J. J. Plumeri’s employment is terminated by the Company (or successor company) after such change for any reason, including prior to the change of control at the direction of the acquiring or successor company, or Mr. Plumeri leaves after such change of control with or without good reason, Mr. Plumeri will receive three times his base salary and guaranteed bonus. He will also receive the accrued amounts, accrued rights, deferred compensation benefit credit and the benefit of the Company’s Directors and Officers insurance coverage, all as described above.

Also, Mr. Plumeri would have the right to exercise his vested and not yet exercised share grant awards made within two years of termination. As regards unvested share grant awards the Board has the discretion to accelerate Mr. Plumeri’s awards so that they can be exercised.

Finally, the Company (or our successor) would be required to pay Mr. Plumeri an amount (a “gross-up” payment) in respect of excise taxes that may be imposed under US tax laws on payments and benefits received in connection with a change of control. The gross-up payment would make Mr. Plumeri whole for excise taxes (and for all taxes on the gross-up payment) in respect of payments and benefits received pursuant to the Company’s equity and benefit plans.

If Mr. Plumeri’s termination had taken place on December 31, 2006 by reason of change of control he would have received approximately $15,094,677. Also, assuming the Board determined his unvested share grants should become exercisable the intrinsic value of Mr. Plumeri’s exercisable share options at December 31, 2006 would have been $3,630,000 i.e. the difference between the market value of the Company’s shares at the end of the year and the exercise price in respect of 600,000 exercisable share options.

Termination for Other Reasons

Where the employment is terminated either by the Company for any reason other than as described above, or for disability termination and retirement (as defined in his employment agreement), Mr. Plumeri will be entitled to receive an amount equal to his accrued amounts and accrued rights as described above except that where termination is for cause or Mr. Plumeri leaves without good reason, a pro-rata payment of his guaranteed bonus is not payable. He will also receive the full amount accrued under the deferred compensation plan.

If Mr. Plumeri’s termination had taken place on December 31, 2006 by reason of the above, other than for cause, he would have received approximately $7,694,677. Also, Mr. Plumeri would have the right, except where termination is for cause or without good reason by him in relation to his 2006 award, to exercise his vested and not yet exercised share grant awards made in 2006 within 30 days of his date of termination or in the case of those granted in 2004 within two years of termination.

In March 2007, Mr. Plumeri’s 2006 option agreement in respect of his share option grant of 500,000 shares was amended to the effect that, on termination of Mr. Plumeri’s employment as a result of retirement, if at that time a successor Chief Executive Officer has been appointed by the

Board, Mr. Plumeri’s share options shall become fully vested and exercisable for a period of two years following such termination. In the event, Mr. Plumeri continues his employment with the Company as Executive Chairman after a successor Chief Executive Officer has been appointed, and afterwards ends his employment as a result of retirement, the same option schedule would apply.

Under the US Pension Plan, in the event of termination of employment for any of the above reasons, Mr. Plumeri will receive the same benefit as other plan participants terminated for similar reasons. For more information please see “Executive Compensation-Pension Benefits”.

Definitions

The terms “cause”, “good reason”, “disability termination” and “retirement” are used as defined in Mr. Plumeri’s employment agreement. The term “cause” includes, among other things, conviction of a felony, willful and continuous disregard for, or serious or persistent breach of material duties and responsibilities, gross negligence or any other form of gross misconduct. The term “good reason” includes, among other things, any material diminution of duties, responsibilities or authority, or the assignment to Mr. Plumeri of any duties materially inconsistent with his position or any material breach of his contract of employment by the Company.

“Change of Control” is defined in Mr. Plumeri’s agreement as:

(a)       the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof), of equity interests representing more than 30% of the aggregate ordinary voting power represented by the issued and outstanding equity interests of the Company;

(b)      occupation of a majority of the seats (other than vacant seats) on the board of directors of the Company by Persons who were neither (i) nominated by the board of directors of the Company nor (ii) appointed by directors so nominated; provided a Person shall not be deemed so nominated or appointed if such nomination or appointment is the result of a proxy contest or a threatened proxy contest;

(c)       the failure of the Company to own, directly or indirectly, at least 50% of the aggregate ordinary voting power represented by the issued and outstanding equity interests of Willis North America, Inc., (“Willis US”) (or the successor entity owing all or substantially all of the assets previously owned by Willis US if such assets are transferred);

(d)      a merger, consolidation or other corporate transaction of the Company (a “Transaction”) such that the shareholders of the Company immediately prior to such Transaction do not own more than 50% of the aggregate ordinary voting power of the surviving entity (or its parent) immediately after such Transaction in approximately the same proportion to each other as immediately prior to the Transaction;

(e)       the sale of all or substantially all of the assets of the Company; or

(f)         approval by the Company’s shareholders of a plan of liquidation or dissolution of the Company.

Potential Payments to Other Named Executive Officers

Termination by Reason of Redundancy

In respect of the other named Executive Officers, the Company may make enhanced payments on termination by the Company by reason of redundancy. These enhanced payments will take into consideration any statutory redundancy payments required to be made at rates set from time to time by the Department of Trade and Industry of the UK Government, the notice period otherwise required to be given and the individual Executive Officer’s length of service. In no event however would these enhanced payments exceed 18 months’ base salary. Based on the Company’s current policy for calculating enhanced payments, the maximum amounts payable, using the December 31, 2006 exchange rate (£1:$1.96), would be for G. J. Millwater $911,400; and for P. C. Regan would be $559,355. R. J. S. Bucknall and T. Colraine have both given notice that they will cease to be employees effective December 31, 2007.

The other named Executive Officers are entitled to exercise their vested and not yet exercised share grant awards within 30 days of termination, except for options under the UK Sharesave Scheme, which may be exercised within six months of termination.

If termination had taken place on December 31, 2006 by reason of the above, the intrinsic value of options that could be exercised would be for G. J. Millwater $601,546; R. J. S. Bucknall $532,895; and T. Colraine $50,121. At December 31, 2006 P. C. Regan had no vested share options.

Voluntary Termination of Employment

The other named Executive Officers are required to give the Company 12 months’ notice of their intention to terminate their employment voluntarily. Due to their roles, the Company may require that they vacate their office without serving the full notice period. In these circumstances the Company may pay the other named Executive Officers a sum equivalent to their basic salary for the amount of their notice period outstanding. Accordingly, if the Company requires the other named Executive Officers to vacate office immediately upon giving notice of voluntary termination, payments of up to 12 months’ salary would be paid which, using the December 31, 2006 exchange rate (£1:$1.96) would be for G. J. Millwater $637,000; and P. C. Regan $519,400.

Both R. J. S. Bucknall and T. Colraine gave the Company 12 months’ notice that they will cease to be employees effective December 31, 2007. Each will continue to receive their base salary and benefits until that date. T. Colraine, who ceased to be an Executive Officer of the Company effective December 31, 2006 will not be required to provide any services to the Company during his notice period. R. J. S. Bucknall, who will cease to be an Executive Officer effective March 31, 2007, may be required to provide services to the Company during his remaining notice period.

The Compensation Committee agreed that the vesting date for share options over 92,500 shares for R. J. S. Bucknall and 77,500 shares for T. Colraine be accelerated and that both be allowed to exercise vested options up to their termination dates in 2014.

Generally, share option grants cease to be exercisable on voluntary termination without good reason, as defined in the option award agreement. Good reason includes, among other things, any material diminution of duties, responsibilities or authority, or the assignment to the Executive Officer of any duties materially inconsistent with his position and any material breach of his contract of employment by the Company. Except for this circumstance, all vested and unexercised share options at termination can be exercised within the period defined in the award agreement, which is generally 30 days.

If termination had taken place on December 31, 2006 by reason of the above, the intrinsic value of options that could be exercised would be for G. J. Millwater $601,546; R. J. S. Bucknall $532,125; and T. Colraine $49,500. At December 31, 2006 P. C. Regan had no vested share options.

Termination on Change in Control

Other than Mr. Plumeri (as described above), no other named Executive Officer has change of control provisions in their employment agreements. The amounts payable to the other named Executive Officers in respect of termination following a change in control would be calculated on the same basis described in Termination by Reason of Redundancy and Voluntary Termination of Employment above.

Change of Control Stock Grant Awards

Unvested options and stock based grants may become exercisable in the event of a change of control. In such event, the Board or the Compensation Committee may determine, on such terms and conditions as it deems appropriate, that for a period prior to the change in control becoming effective, any stock option or stock based grant shall be exercisable as to all shares subject to such awards, and that, upon the occurrence of such event, such awards shall terminate and be of no further force or effect. If however the Compensation Committee determines that such awards shall remain exercisable after the change in control becomes effective, such awards shall remain exercisable to the extent to which they were exercisable immediately prior to such event. The options and stock awards currently held by the named Executive Officers are detailed in the “Outstanding Equity Awards at Year End” table on page 28.

For this purpose, change of control shall mean (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof) of the common shares of the Company representing more than 50% of the aggregate voting power represented by the issued and outstanding common shares of the Company; (b) occupation of a majority of the seats (other than vacant seats) on the Board of Directors of the Company by Persons who were neither (i) nominated by the Company’s Board of Directors nor (ii) appointed by Directors so nominated.

The above position applies to all share grant awards made to the other named Executive Officers.

Termination for Other Reasons

Where the employment of an other named Executive Officer is terminated either by the Company for any reason other than as described above or with cause, or for retirement (as defined in his employment agreement), the named Executive Officer would receive a base salary for 12 months in lieu of notice. Further, the named Executive Officer would have the right to exercise his vested and not yet exercised share grant awards made in 2006 within 30 days of his date of termination. If termination had taken place on December 31, 2006 by reason of the above, the intrinsic value of options that could be exercised would be for G. J. Millwater $601,546; R. J. S Bucknall $532,125; and T. Colraine $49,500. At December 31, 2006 P. C. Regan had no vested share options.

The term “cause” includes, among other things, conviction of a felony, wilful and continuous disregard for, or serious or persistent breach of material duties and responsibilities, gross negligence or any other form of gross misconduct.

Under the UK Pension Plan, in the event of termination of employment for any of the above reasons, the other named Executive Officers will receive the same benefit as other plan participants terminated for similar reasons. For more information please see “Executive Compensation—Pension Benefits”.

Director Compensation

All Directors, other than Mr. Plumeri, receive a Director’s fee of $75,000 per annum. In addition, the Chairman of the Compensation Committee and of the Corporate Governance and Nominating Committee receives a further $20,000 per annum; the Chairman of the Audit Committee receives a further $30,000 per annum; and other members of the Audit Committee receive a further $10,000 per annum.

Each Director re-elected at the 2006 Annual General Meeting was granted an option to purchase 5,000 of the Company’s shares of common stock, at an exercise price equal to the closing price of the Company’s shares as quoted on the NYSE on the date of grant, which vest on the first anniversary of grant and are exercisable until the fifth anniversary of grant.

At the Board Meeting on February 7, 2007, the Board agreed the Compensation Committee’s recommendation that each non-employee Director who is re-elected at each Annual General Meeting will be granted an award of restricted stock units equivalent in value to $75,000, based on the closing price of the Company’s shares as quoted on the NYSE on the date of grant. Those appointed after an Annual General Meeting will receive a pro-rated award in respect of their year in office. The restricted stock units, unless subject to a deferral election will vest on the first anniversary of grant. This award of restricted stock units replaces the previous policy of granting to new directors on appointment an option over 30,000 shares. These options were granted at an exercise price equal to the closing price of the Company’s shares as quoted on the NYSE on the date of grant and vest in five equal installments from the first anniversary of grant and are exercisable until the tenth anniversary of grant. Further, it was agreed that each Board member will be required to hold shares in the Company, including share grant awards, equal to three times their annual basic fee of $75,000 and they shall not be able to sell these shares until six months following resignation as a Director.

Under the Non-Employee Directors Deferred Compensation Plan, non-employee Directors may elect to defer all or any portion of their fees to be earned in any given calendar year into: (1) a cash account, in which the deferred fees earn interest at a rate equal to that which we do or could earn on an equal amount of money deposited with a commercial bank; or (2) a stock account, which we credit with a number of shares of the Company’s common stock equal to the amount of the fees deferred into the stock account divided by the 10-day average sales price of our shares with respect to the date the Director defers his or her fees. A Director shall only receive a distribution of his or her cash account (in cash) and stock account (in shares), upon the earlier to occur of: (1) a change of control of the Company; (2) the first business day of the calendar year following the date the Director retires, resigns or otherwise separates from service as a Director; and (3) the termination of the plan by the Board of Directors. As of March 1, 2007, there were 500,000 shares available for distribution into stock accounts under this plan, of which 20,080 shares are credited in aggregate to Directors’ stock accounts and 37,851 have been issued under the plan to former Directors of the Company.

The following table sets forth cash and other compensation paid or accrued to Directors of the Company during 2006.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Options Awards ($)(1)	All Other Compensation ($)		Total ($)
G. M. Bethune	75,000	—	56,030	—		131,030
W. W. Bradley(2)	95,000	—	28,350	—		123,350
J. A. Califano Jr.	75,000	—	57,447	—		132,447
A. C. Catalano (appointed July 21, 2006)	33,545	—	33,300	—		66,845
J. R. Fisher(2) (resigned April 26, 2006)	24,107	—	—	—		24,107
E. G. Friberg (appointed April 26, 2006)	51,099	—	47,115	—		98,214
Sir Roy Gardner (appointed April 26, 2006)	51,099	—	47,115	—		98,214
P. Golkin*	95,000	—	28,350	—		123,350
Sir Jeremy Hanley (appointed April 26, 2006)	51,912	—	47,115	—		105,027
P. M. Hazen(2) (resigned October 25, 2006)	61,387	—	55,730	14,217	(3)	131,334
W. E. Lane	85,000	—	57,447	—		142,447
J. F. McCann	75,000	—	57,447	—		132,447
S. C. Nuttall(2) (resigned April 26, 2006)	27,321	—	—	—		27,321
D. B. Roberts(2)	105,000	—	57,447	—		162,447

*                     P. Golkin is not seeking re-election at the 2007 Annual General Meeting.

(1)           Option Award value shown is the compensation cost recognized in the Company’s financial statements for 2006 of the options granted to the named individuals in accordance with FAS 123R (Financial Accounting Standards Board Statement of  Financial Accounting Standard (revised 2004) Share-Based Payment). As a consequence the amounts shown include stock option grants for 2006 and prior years. The assumptions made in the fair market valuations of the option awards are described in the ‘Share-Based Compensation’ note to the consolidated financial statements (note 6) contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006.

                           During 2006 Sir Roy Gardner, Sir Jeremy Hanley and E. G. Friberg were each granted an option to purchase 30,000 shares, with a grant date fair value of $314,100; A. C. Catalano was granted an option to purchase 30,000 shares, with a grant date fair value of $333,000; and G. M. Bethune, W. W. Bradley, J. A. Califano Jr., P. Golkin,  P. M. Hazen, W. E. Lane, J. F. McCann and D. B. Roberts were each granted an option to purchase 5,000 shares, with a grant date fair value of $37,800.

                           At December 31, 2006, P. Golkin held an option to purchase 5,000 shares; A. C. Catalano, E. G. Friberg, Sir Roy Gardner and Sir Jeremy Hanley each held an option to purchase 30,000 shares; G. M. Bethune, J. A. Califano Jr., W. E. Lane, J. F. McCann and D. B. Roberts each held options to purchase 35,000 shares; and W. W. Bradley held options to purchase 130,000 shares.

(2)           During 2006, Messrs. Bradley, Fisher, Golkin, Hazen and Nuttall deferred all of their fees, and D. B. Roberts deferred 25% of his fees, under the Non-Employee Directors Deferred Compensation Plan.

(3)           All Other Compensation for P. M. Hazen relates to air travel costs incurred in respect of a Board meeting held in London. No other Director received perquisites that are required to be included in All Other Compensation.

2001 Share Purchase and Option Plan

The 2001 Share Purchase and Option Plan (the “2001 Plan”) provides for the grant of options, to purchase our shares and restricted shares and other share-based grants to any of the Company’s employees and Directors. Approximately 5,100 employees currently participate in the 2001 Plan, including Mr. Plumeri and the other Executive Officers. The 2001 Plan is intended to promote the Company’s long-term financial interests and growth by attracting and retaining Associates with the training, experience and ability to enable them to make a substantial contribution to the success of the Company’s business; motivate by means of growth-related incentives to achieve the Company’s goals; and further the alignment of interests of participants with those of shareholders of the Company through opportunities for increased share ownership in us.

Limits on Awards.   As of March 1, 2007, options on 13,906,193 shares and 1,148,760 restricted stock units remained outstanding (whether vested or unvested). The maximum number of shares available to be granted under the 2001 Plan is 25,000,000. Within that limit, the maximum number of restricted shares, purchased shares or other share-based grants that may be issued shall not exceed 3,500,000. In connection with certain of our option grants, employees have agreed and may in the future agree to restrict the transferability of the shares that they own, as of the date the option is granted, for a period of six years from the date of the original option grant, which options may be forfeited without payment in the event the employees breach the transfer restrictions imposed on their shares.

Stock options generally become exercisable on the first, second, third, fifth, sixth or eighth anniversary of grant. Certain option grants may accelerate depending on the achievement of certain performance goals and option grants may terminate based on the circumstances surrounding an optionee’s termination of employment. The vesting and exercisability of options and other share-based awards may also be accelerated, at the discretion of our Board of Directors, upon a change in control of the Company.

Stock Options.   Stock options granted under the 2001 Plan may be either incentive stock options or non-qualified stock options. Any incentive stock options shall have an exercise price at least equal to the fair market value of the shares subject to the option on the date of the grant. No stock option may have a term that is longer than 10 years after the date the option is granted. Stock options granted under the plan may have vesting periods, expiration dates, or other restrictions, as the compensation committee of our Board of Directors (the “Compensation Committee”) in its sole discretion will determine.

Restricted Shares.   The Compensation Committee may grant to plan participants shares subject to certain restrictions. Subject to certain limitations, restricted shares shall not have a restriction period of less than 6 months.

Purchased Shares and Other Share-Based Grants.   The Compensation Committee may grant to plan participants the opportunity to purchase shares. The Compensation Committee also may grant to plan participants awards that are denominated in units, payable in shares, including awards valued other than with respect to the fair market value of the shares.

Termination.   Unless sooner terminated by our Board of Directors, the 2001 Plan will expire 10 years after its adoption. Any termination or expiration will not affect the validity of any grant outstanding on the date of the plan’s termination or expiration.

Administration.   Our Board of Directors and the Compensation Committee administer the 2001 Plan, including, without limitation, the determination of the employees to whom grants will be made, the number of shares subject to each grant and the various terms of those grants (including, without limitation, the acceleration of the vesting of any award). The Compensation Committee may from time to time amend the terms of any grant so long as such amendment is consistent with the terms of the plan, and our Board of Directors retains the right to amend, suspend or terminate the 2001 Plan at any time.

Effects of Certain Corporate Events.   Upon the occurrence of a merger, amalgamation under Bermudan law, consolidation or other corporate event the Compensation Committee may elect to cancel all outstanding awards granted under the 2001 Plan or cause them to remain outstanding and be adjusted to reflect the effect of any such event on the shares. In the event that the Compensation Committee elects to cancel the outstanding awards, all holders of stock options will have the opportunity to exercise their options in full for a specified period of time prior to the cancellation of their options.

Bonus and Stock Plan

The Bonus and Stock Plan is a sub-plan of the 2001 Plan and provides for awards of restricted stock units (the “Award”) which is, except for UK employees, simply a promise by the Company to deliver, on the specified anniversary of the grant of an Award, generally the second or third anniversary of grant. The Award is determined in accordance with a formula based on the eligible bonus and the quoted closing market price of the share at the date of the Award. Further, the Company matches the Award with an additional award of restricted stock units, equal to 25% of the Award. As of March 1, 2007, awards over 20,924 shares had been made and remain unforfeited.

Sharesave Plans

We established in 2001 a “save as you earn” plan, which we refer to as our Sharesave Plan, which has been approved by the Inland Revenue of the United Kingdom, under which all employees of the Company who have completed a minimum service requirement not exceeding five years and are subject to certain taxes in the United Kingdom are granted options to purchase Shares. The Sharesave Plan is a sub-plan of the 2001 Plan. Options may be granted with a sterling option price that is not less than 80% of the market value of the Shares on the date of grant and, where the shares are to be subscribed, the nominal value if greater. The options may vest in three, five or seven years’ time, with each participant being able to pay for his or her options by entering into a savings contract with a savings provider under which he or she agrees to save a regular monthly amount, not to exceed £250 per month. The current maximum monthly saving amount per grant is £100. Options have been granted in each year from 2001 to 2006 with vesting three years after grant. At the end of the savings period, the participants receive their savings back plus a tax-free bonus, which may be used, at the participant’s discretion, to exercise the option. Options not exercised within six months from the end of the contract will lapse. In addition, in the event of a change of control of the Company, options may be exercised within six months of the change of control.

The Board of Directors may determine the maximum number of shares available for any option grant. Options may be adjusted, subject to the prior approval of the UK Inland Revenue, to reflect variations in the share capital of the Company, including the capitalization, rights issue and subdivision, consolidation or reduction in the capital of the Company. Also, the Board of Directors may at any time amend the Sharesave Plan, which amendments must be approved by the UK Inland Revenue prior to taking effect in order to ensure that the Sharesave Plan retains its tax-qualified status. However, the Board of Directors may not make any amendments that would adversely affect the rights of participants without obtaining appropriate consents. No options may be granted under the Sharesave Plan after the tenth anniversary of the adoption of the Sharesave Plan.

In 2002, we established our International Sharesave Plan, known as TWISP, for employees of our subsidiaries who are resident under relevant tax laws in 31 countries and our Irish Sharesave Plan for our employees in the Republic of Ireland. Both plans operate on a similar basis to the Sharesave Plan described above and are sub-plans of the 2001 Plan. Options have been granted in each year from 2002 to 2006 with vesting three years from grant and a maximum monthly saving amount of £100 or local currency equivalent.

As of March 1, 2007, 618,936 shares remained unforfeited under all the Sharesave Plans.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2006, Gordon M. Bethune, Joseph A. Califano Jr., Perry Golkin,  Paul M. Hazen and Sir Roy Gardner served on the Compensation Committee. See “Transactions with Management and Others” below.

TRANSACTIONS WITH MANAGEMENT AND OTHERS

From time to time, in the ordinary course of business and on commercial terms, the Company may provide insurance broking or consultancy services to companies in which various Executive Officers and Directors of the Company have direct or indirect interests.

During 2006, the Company did not make any contributions to any charitable organizations in which any independent Director served as a Director or Executive Officer that exceeded the greater of $1m or 2% of the charitable organization’s consolidated gross revenues.

There were no disclosable transactions with management and others during 2006.

COMPARISON OF CUMULATIVE TOTAL STOCKHOLDER RETURN

The following graph demonstrates a five year comparison of cumulative total returns for the Company, the S&P 500 and a peer group comprised of the Company, Aon Corporation, Arthur J. Gallagher & Co., Brown & Brown Inc., Hilb, Rogal and Hamilton Co., and Marsh & McLennan Companies, Inc. The comparison charts the performance of $100 invested in the Company, the S&P 500 and the peer group on January 1, 2001, assuming full dividend reinvestment.

SECTION 16 BENEFICIAL OWNERSHIP COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s Officers and Directors, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership (Forms 3, 4 and 5) with the Securities and Exchange Commission and the New York Stock Exchange. Officers, Directors and greater-than-ten-percent holders are required by SEC regulation to furnish the Company with copies of all such forms which they file. To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no reports were required, all of its Directors and Executive Officers made all required filings on time during 2006, other than Patrick Lucas for whom a Form 5 was required to be filed in respect of shares acquired through the reinvestment of dividends.

INCORPORATION BY REFERENCE

To the extent that this Proxy Statement has been or will be specifically incorporated by reference into any other filing by the Company under the Securities Act or the Exchange Act of 1934, as amended, the sections of this Proxy Statement entitled “Compensation Committee Report”, “Report of the Audit Committee” (to the extent permitted by SEC rules) and the appendices to this Proxy Statement, shall not be deemed to be so incorporated, unless specifically otherwise provided in such filing.

SOLICITATION OF PROXIES

The Board of Directors hereby solicits proxies for use at the 2007 Annual General Meeting and at any adjournment thereof. Shareholders who execute a proxy may still attend the meeting and vote in person. A proxy may be revoked at any time before it is voted by giving to the Secretary of the Company, care of the office of its subsidiary, Willis Group Limited, Ten Trinity Square, London EC3P 3AX, written notice bearing a later date than the proxy, by submission of a later dated proxy or by voting in person at the meeting. Executors, administrators, trustees, guardians, attorneys and other representatives should indicate the capacity in which they are signing and corporations should sign by an authorized officer whose title should be indicated. Mere attendance at the meeting will not revoke a proxy which was previously submitted to the Company.

The cost of this proxy solicitation is borne directly by the Company. Georgeson Shareholder Communications Inc. has been retained to assist in the proxy solicitation at a fee of approximately $8,500 plus expenses. In addition to solicitation of proxies by mail, proxies may be solicited personally, by telephone, by e-mail and by facsimile by the Company’s Directors, Officers and other employees. Such persons will receive no additional compensation for such services. The Company will also request brokers and other nominees to forward soliciting material to the beneficial owners of shares which are held of record by them, and will pay the necessary expenses.

Where a shareholder wants to nominate a person for election to the Board at the Company’s Annual General Meeting, the shareholder must provide advance notice to the Company. Notice of shareholder nominations for election at the 2008 Annual General Meeting must be received by the Company Secretary, Willis Group Holdings Limited, care of the office of its subsidiary, Willis Group Limited, Ten Trinity Square, London EC3P 3AX, no earlier than October 17, 2007 and no later than November 16, 2007. The notice must disclose in respect of the proposed nominee, name, age, business and residence address, principal occupation, number of the Company’s shares beneficially owned and such other information as is required to be disclosed for the election of Directors pursuant to Section 14 of the United States Exchange Act of 1934, as amended, together with a notice executed by the proposed nominee confirming his or her willingness to serve as a Director if so elected. The shareholder making the nomination will be expected to provide his or her name, address and number of shares of the Company beneficially owned.

A copy of the bye-law provisions can be obtained from the Company Secretary on request or can be accessed on the Company’s website. A shareholder may also propose an individual to the Corporate Governance and Nominating Committee for its consideration as a nominee for election to the Board by writing to the Group General Counsel, Willis Group Holdings Limited, 7 Hanover Square, New York, New York 10004-2594. The Corporate Governance and Nominating Committee will consider the shareholder’s nominee proposal in accordance with the selection process and specific qualification standards as set out in the Company’s Corporate Governance Guidelines.

ETHICAL CODE

The Company has adopted an Ethical Code applicable to all our employees, including our Chairman and Chief Executive Officer, the Group Chief Financial Officer, the Group Financial Controller and all those involved in the Company’s accounting functions. Our Ethical Code can be found in the Corporate Governance Section on the Company’s website. A copy is also available free of charge on request from the Company Secretary, Willis Group Holdings Limited, c/o Willis Group Limited, Ten Trinity Square, London EC3P 3AX.

SHAREHOLDER AND OTHER PROPOSALS

Shareholders who wish to present a proposal and have it considered for inclusion in the Company’s proxy materials for the 2008 Annual General Meeting of the Company’s shareholders must submit such proposal in writing to the Secretary of the Company on or before November 16, 2007.

Shareholders who wish to present a proposal at the 2008 Annual General Meeting, other than in relation to the nomination of Directors, that has not been included in the Company’s proxy materials must submit such proposal in writing to the Secretary of the Company. Any such notice received by the Secretary on or after January 30, 2008 shall be considered untimely for the presentation of proposals by shareholders.

In addition, the Company’s bye-laws and the Bermudan Companies Act contain further requirements relating to the timing and content of the notice which shareholders must provide to the Company for any nomination or matter to be properly presented at a shareholders’ meeting.

By order of the Board of Directors,

Michael P. Chitty
Secretary

APPENDIX A

DIRECTOR INDEPENDENCE STANDARDS

The Board and the Corporate Governance and Nominating Committee will broadly consider all relevant facts and circumstances and will apply the following standards.

(a)       A director will not be considered independent if, within the preceding three years:

•        the director was an employee, or an immediate family member of the director was an executive officer, of the Company; or

•        the director or an immediate family member of the director, received more than $100,000 per year in direct compensation from the Company, other than director fees and pension or other forms of deferred compensation for prior service (provided that such compensation is not contingent in any way on continued service with the Company); except that compensation received by an immediate family member of the director for services as an non-executive employee of the Company need not be considered in determining independence under this test; or

•        the director was affiliated with or employed by, or an immediate family member of the director was affiliated with or employed in a professional capacity by, a present or former internal or external auditor of the Company; or

•        the director, or an immediate family member of the director, was employed as an executive officer of another company where any of the Company’s present executives serve on that company’s compensation committee; or

•        the director was employed by another company (other than a charitable organisation) or an immediate family member of the director was employed as an executive officer of such company, that makes payments to, or receives payments from, the Company for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues; provided, however, that in applying this test, both the payments and the consolidated gross revenues to be measured will be those reported in the last completed fiscal year; and provided, further, that this test applies solely to the financial relationship between the Company and the director’s (or immediate family member’s) current employer—the former employment of the director or immediate family member need not be considered.

(b)      A director will only be appointed as a member of the Board Audit Committee if he or she also satisfies the independence criteria laid down in SEC Rule 10A-3.

(c)       The following relationships will not be considered to be material relationships that would impair a director’s independence:

•        Commercial Relationship: If a director of the Company is an executive officer or an employee, or whose immediate family member is an executive officer, of another company that makes payments to, or receives payments from, the Company for property or services in an amount which, in any single fiscal year, does not exceed the greater of (a) $1,000,000 or (b) 2% of such other company’s consolidated gross revenues;

•        Indebtedness Relationship: If a director of the Company is an executive officer of another company which is indebted to the Company, or to which the Company is indebted, and the total amount of either company’s indebtedness is less than 2% of the consolidated assets of the company wherein the director serves as an executive officer;

•        Equity Relationship: If the director is an executive officer of another company in which the Company owns a common stock interest, and the amount of the common stock interest is less than 10% of the total shareholders’ equity of the company where the director serves as an executive officer; or

•        Charitable Relationship: If a director of the Company, or the spouse of a director of the Company, serves as a director, officer or trustee of a charitable organisation, and the Company’s contributions to the organisation in any single fiscal year are less than the greater of (a) $1,000,000 or (b) 2% of that organisation’s gross revenues.

(d)      For relationships that do not meet the categorical standards of immateriality set forth in section (c) above, or for relationships that are covered, but as to which the Board believes a director may nevertheless be considered independent, the determination of whether the relationship is material or not, and therefore whether the director would be independent, will be made by the directors who satisfy the independence guidelines set forth in Sections (a) to (c) above. The Company will explain in its proxy statement any Board determination that a relationship was immaterial in the event that it did not meet the categorical standards of immateriality set forth in Section (c) above.

(e)       For the purposes of these standards, an “immediate family member” includes a person’s spouse, parents, children, siblings, mothers-in-law, fathers-in-law, sons-in-law, daughters-in-law, brothers-in-law, sisters-in-law and anyone (other than domestic employees) who shares such person’s home; except that when applying the independence tests described above, the Company need not consider individuals who are no longer immediate family members as a result of legal separation or divorce or those who have died or have become incapacitated.

WILLIS GROUP HOLDINGS LIMITED Form of Proxy

For use at the Annual General Meeting to be held on Wednesday, April 25, 2007 at 9.00 am.

I/We, being a member/members of Willis Group Holdings Limited and entitled to vote at the Annual General Meeting hereinafter mentioned, hereby appoint the Chairman of the meeting

or:	of:

as my/our proxy to attend and to vote for me/us and on my/our behalf at the Annual General Meeting of the Company to be held on Wednesday, April 25, 2007 at 9.00am in St John’s University, Manhattan Campus, 101 Murray Street, New York, NY 10007.

		For	Against	Abstain	From:

1 Re-election of Directors.

Gordon M.Bethune

William W.Bradley

Joseph A.Califano Jr.

Anna C Catalano

Eric C Friberg

Sir Roy Gardner

Sir Jeremy Hanley

Paul M.Hazen

Wendy E.Lane

James F.McCann

Joseph J.Plumeri

Douglas B.Roberts

1 Re-election of Directors.

Signature:	Dated this	day of	2007.

Notes

1)                If you wish to appoint as your proxy any person other than the Chairman of the meeting, please delete the words “the Chairman of the meeting” and insert the full name and address of the proxy (in block capitals) in the space provided. A proxy need not be a shareholder of the Company. Please note that a proxy may not speak at the meeting except with the permission of the Chairman of the meeting. The completion of a form of proxy will not prevent a member from attending and voting in person should he afterwards so decide.

2)                Please indicate with an ‘X’ in the boxes provided how you wish the proxy to vote on your behalf. The proxy is to vote as instructed in respect of the matters specified above. In the absence of instructions the proxy may vote or abstain as he thinks fit on the matters specified above and, unless instructed otherwise, on any other business (including amendments to resolutions) which may come before the meeting. Any alterations to this proxy form should be initialed.

3)                This proxy, together with any power of attorney under which it is signed, should be returned either to the Company’s Registrar or to the office of the Company Secretary at Ten Trinity Square, London EC3P 3AX.

4)                If the member is a corporation, the proxy should be executed under its common seal or under the hand of an officer or attorney duly authorised in writing.

5)                In the case of joint holders, the vote of the senior who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the other joint holders, and for this purpose seniority shall be determined by the order in which the names stand in the register.

AIR MAIL
PAR AVION

IBRS105

INTERNATIONAL BUSINESS REPLY MAIL/RESPONSE PAYEE

PERMIT NO. 105	BERMUDA

POSTAGE WILL BE PAID BY ADDRESSEE

The Registrar
Willis Group Holdings Limited
c/o Reid Management Limited
Argyle House,
41a Cedar Avenue
PO Box HM 1179
Hamilton HM EX
Bermuda